Exhibit 99.1

Forest Oil Announces Update to Credit Facility

DENVER--(BUSINESS WIRE)--March 31, 2014--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that the lenders under the Company’s revolving credit facility have completed their regularly scheduled semi-annual redetermination of the Company’s borrowing base.

As part of the redetermination process, Forest and the lenders agreed to amend the facility to provide for, among other things, an increase in the permitted maximum total debt to EBITDA ratio (leverage ratio) to 5.75 to 1.0 at the end of the calendar quarters of March 31, 2014, June 30, 2014, and September 30, 2014; 5.50 to 1.0 at the end of the calendar quarter ending December 31, 2014; 5.25 to 1.0 at the end of the calendar quarter of March 31, 2015; 5.00 to 1.0 at the end of the calendar quarter of June 30, 2015; 4.75 to 1.0 at the end of the calendar quarter of September 30, 2015; and 4.50 to 1.0 at the end of any calendar quarter ending after September 30, 2015.

In conjunction with the amended leverage ratio, Forest’s borrowing base under the credit facility was reduced to $300 million.  There are currently no outstanding borrowings under the credit facility.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States.  Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, and Texas.  Forest's common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

March 31, 2014

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
VP – Investor Relations